Exhibit 99.1

STORE Capital Announces August Rent Collections of 86%

Credit facility repaid reflecting higher rent collections and stronger portfolio performance

SCOTTSDALE, Ariz., August 18, 2020 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced August rent collections and the repayment of the majority of borrowings on its credit facility.

As of August 17, STORE Capital had received rent payments representing 86% of contractual base rent and interest for the month of August. July collections also increased to 86%, up from the previously announced 85%. Based on an updated survey of STORE Capital tenants, the percentage of properties open in August also increased to 93% from 92% in July.

“The number of our locations open for business has continued to increase since May, and rent collections have risen accordingly,” said Christopher Volk, President and Chief Executive Officer of STORE Capital. “During August, no new tenants requested lease deferrals. Moreover, the high level of rent collections and the consistency of our portfolio performance have given us the confidence to repay $450 million of borrowings on our credit facility, returning our borrowings on the credit facility to pre-COVID levels. As our tenants have been able to conduct commerce, STORE has predictably realized elevated rental income, which we believe will continue as more locations are able to reopen.

“We are also gratified that the confidence in our tenants and business model has been recognized by our stockholders. Notably, Berkshire Hathaway increased its ownership of STORE Capital by 31%, to nearly 10% of shares outstanding as of June 30,” Volk concluded.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

STORE Capital Corporation

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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